                                                                    EXHIBIT 10.1

                                MASTER AGREEMENT


                                    Between


                             McMoRan OIL & GAS CO.

                                      and

            FREEPORT-McMoRan RESOURCE PARTNERS, LIMITED PARTNERSHIP





                               ----------------

                                 July 14, 1997

                               ----------------

                               TABLE OF CONTENTS

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                                                                       Page
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

ARTICLE I
 MCN PROPERTIES AND MOXY/MCN PROGRAM                                    1
 1.1  MCN Purchase Agreement; MOXY/MCN Program Amendment                1
 1.2  MCN Producing Property Purchase; Loan Repayment                   2
 1.3  Adjustments                                                       3

ARTICLE II
 THE TRANSACTION DOCUMENTS                                              4
 2.1  MOXY/FRP Exploration Program                                      4
 2.2  Rights Offering                                                   4
 2.3  Standby Purchase Agreement                                        4
 2.4  Stockholder Agreement                                             4

ARTICLE III
 REPRESENTATIONS AND WARRANTIES                                         5
 3.1  Existence and Power                                               5
 3.2  Authorization                                                     5
 3.3  Governmental Authorization                                        5
 3.4  Non-Contravention                                                 6
 3.5  Required Consents                                                 6
 3.6  SEC Documents                                                     6
 3.7  Information Supplied                                              7
 3.8  MCN Purchase Agreement                                            7

ARTICLE IV
 ADDITIONAL AGREEMENTS                                                  8
 4.1  Preparation of the Proxy Statement and Registration Statement     8
 4.2  MOXY Stockholders' Meeting                                        8
 4.3  Access to Information                                             9
 4.4  Regulatory and Other Approvals                                    9
 4.5  Certain Actions.                                                  9
 4.6  Fairness Opinion Not Withdrawn                                   10

ARTICLE V
 CLOSING CONDITIONS PRECEDENT                                          10
 5.1  Closing Conditions to Each Party's Obligations                   10
 5.2  Conditions to Obligations of FRP                                 10
 5.3  Conditions to Obligations of MOXY                                11

ARTICLE VI
 TERMINATION AND AMENDMENT                                             11
 6.1  Termination                                                      12
 6.2  Effect of Termination                                            12


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

 6.3  Extension; Waiver                                                12

ARTICLE VII
 DEFINITIONS                                                           13

ARTICLE VIII
 GENERAL PROVISIONS                                                    15
 8.1  Payment of Expenses                                              15
 8.2  Survival of Representations, Warranties and Agreements           15
 8.3  Notices                                                          15
 8.4  Interpretation                                                   16
 8.5  Counterparts                                                     16
 8.6  Entire Agreement; No Third Party Beneficiaries                   16
 8.7  Governing Law                                                    16
 8.8  Assignment                                                       16

EXHIBIT A FORM OF PARTICIPATION AGREEMENT
EXHIBIT B FORM OF MOXY/MCN PROGRAM AMENDMENT
EXHIBIT C FORM OF STANDBY PURCHASE AGREEMENT
EXHIBIT D FORM OF STOCKHOLDER AGREEMENT


                               MASTER AGREEMENT


     This Master Agreement dated as of July 14, 1997 (this "Agreement") is between McMoRan Oil & Gas Co., a Delaware corporation ("MOXY"), and Freeport-McMoRan Resource Partners, Limited Partnership, a Delaware limited partnership ("FRP").

                              W I T N E S S E T H:

     WHEREAS, FRP has agreed to purchase all of MCN's right, title and interest in and to the MCN Program Assets pursuant to the MCN Purchase Agreement and contemporaneously with the acquisition thereof to execute and deliver to MOXY the MOXY/MCN Program Amendment;

     WHEREAS, MOXY and FRP desire to form the MOXY/FRP Exploration Program and MOXY desires to acquire from FRP the MCN Producing Properties on the terms hereinafter set forth;

     WHEREAS, FRP is unwilling to form the MOXY/FRP Exploration Program until MOXY has the funding necessary to support its commitments thereunder and to purchase the MCN Producing Properties;

     WHEREAS, MOXY intends to raise the funds necessary to participate in the MOXY/FRP Exploration Program and to purchase the MCN Producing Properties through the Rights Offering, and FRP has agreed to make the Standby Commitment to ensure that MOXY receives its desired level of funding;

     WHEREAS, MOXY's ability to consummate the Rights Offering and thereby participate in the MOXY/FRP Exploration Program and acquire the MCN Producing Properties is subject to the approval of the Rights Offering, the Standby Purchase Agreement and the related transactions by the MOXY Stockholders at the MOXY Stockholders' Meeting; and

     WHEREAS, terms not otherwise defined elsewhere herein have the meanings ascribed to them in Article VII.

     NOW, THEREFORE, for and in consideration of the premises, and the respective covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                      MCN PROPERTIES AND MOXY/MCN PROGRAM

      1.1 MCN Purchase Agreement; MOXY/MCN Program Amendment. On July 10, 1997, FRP, MCN and MOXY executed and delivered the MCN Purchase Agreement pursuant to which FRP will, subject to the terms and conditions set forth therein, acquire all of MCN's right, title and interest in and to the MCN Program Assets as soon as possible after the date hereof.

Contemporaneously with the consummation of the transactions contemplated by the MCN Purchase Agreement, MOXY and FRP shall execute and deliver the MOXY/MCN Program Amendment.

      1.2 MCN Producing Property Purchase; Loan Repayment.

          (a) Subject to the terms and conditions of this Agreement, at the Closing (i) FRP agrees to sell and convey to MOXY, and MOXY agrees to purchase from FRP, all of FRP's right, title and interest in the MCN Producing Properties effective as of the Effective Time and (ii) MOXY agrees to repay all amounts then outstanding under the Loan, including principal and accrued but unpaid interest thereon to but excluding the Closing Date.

          (b) At the Closing, MOXY shall (i) deliver to FRP the estimated Purchase Price described in Sections 1.2(c) and 1.2(d) below and (ii) repay all amounts then outstanding under the Loan, including principal and accrued but unpaid interest thereon to but excluding the Closing Date by, in each case, wire transfer of immediately available funds to an account designated by FRP. At the Closing, FRP shall transfer to MOXY the MCN Producing Properties in accordance with the provisions hereof and, except as provided in this Section 1.2, on the same terms as such properties shall have been acquired by FRP from MCN. Such transfer shall be made pursuant to duly executed and acknowledged assignments and such other documents as may be reasonably necessary in the opinion of counsel to MOXY and FRP to convey the MCN Producing Properties to MOXY. FRP shall also execute and deliver such documents as may be reasonably necessary in the opinion of counsel to MOXY and FRP to evidence the repayment of the Loan and to release any lien or security interest created under the MOXY/MCN Program securing MOXY's obligations under the Loan.

          (c) The purchase price payable by MOXY to FRP for the MCN Producing Properties shall be $26.0 million, subject to adjustment as follows: (i) increased or decreased, as the case may be, by the difference between (A) the development costs, lease operating expense and any other amount paid by FRP (or for which payment credit is given in the MCN Purchase Agreement) attributable to the MCN Producing Properties during the period from the Effective Time to the Closing Date (the "Interim Period") and (B) the amount of any proceeds received by FRP (or for which payment credit is given in the MCN Purchase Agreement) attributable to the MCN Producing Properties during the Interim Period , in each case calculated in the same manner provided for in Article VIII of the MCN Purchase Agreement solely with respect to the MCN Producing Properties, and
(ii) interest calculated on a daily basis on the net cash invested during the Interim Period by FRP with respect to the MCN Producing Properties at an annual rate publicly announced by The Chase Manhattan Bank from time to time as its base rate plus 2%. Such price, as so adjusted, is hereinafter referred to as the "Purchase Price."

          (d) Prior to the Closing, FRP and MOXY shall agree in good faith on an estimated Purchase Price, subject to being finalized within 120 days after the Closing Date. Within 120 days after the Closing Date, FRP and MOXY shall attempt to agree upon a final accounting of the actual Purchase Price. If FRP and MOXY cannot reach mutual agreement on the final Purchase Price, then the matter shall be resolved by submittal to Price Waterhouse LLP, whose decision shall be binding upon the parties. The costs incurred in retaining Price Waterhouse LLP to resolve any difference in the final accounting shall be borne equally by each of the parties. The credits agreed upon by MOXY and FRP or resolved by Price Waterhouse LLP shall be netted and the final settlement shall be paid in cash as directed in writing by the receiving party.

          (e) After the closing of the transactions contemplated by the MCN Purchase Agreement, MOXY shall assume and discharge all obligations and liabilities, known and unknown, attributable to the ownership and operation of the MCN Program Assets prior to the Effective Time and shall indemnify and hold FRP harmless from and against any such obligations or liabilities to the extent they have not been the subject of an adjustment to the Purchase Price.

      1.3 Adjustments.

          (a) Subject to the terms and conditions of this Agreement, MOXY and FRP shall, effective immediately following the Closing, terminate the MOXY/MCN Program and cause all of their right, title and interest in and to the leases and other properties that are subject to the MOXY/MCN Program immediately prior to the Closing (other than the MCN Producing Properties) to be made subject to and included in the MOXY/FRP Exploration Program on the terms set forth in this
Section 1.3.

          (b) The leases and other properties to be included in the MOXY/FRP Exploration Program pursuant to this Section 1.3 shall be so included with retroactive effect to the Effective Time as if such properties and leases had been subject to the MOXY/FRP Exploration Program since the Effective Time and the interests in each such lease or other property shall be retroactively adjusted between FRP and MOXY to reflect the relative interests of each in the MOXY/FRP Exploration Program. MOXY and FRP shall make appropriate reimbursements of and adjustments to the costs incurred with respect to each such lease and property and execute and deliver such documents as are necessary in order to transfer an interest in each such lease or other property effective as of the Effective Time in order to effectuate the foregoing adjustments. The adjustments required pursuant to this Section 1.3(b) shall be netted and a final settlement shall be paid in cash as directed by the receiving party with interest on the weighted average outstanding balance of such amount until the date paid at an annual rate publicly announced by The Chase Manhattan Bank from time to time as its base rate plus 2%.

          (c) FRP and MOXY shall agree in good faith on the adjustments required by this Section 1.3, subject to being finalized within 120 days after the Closing Date. Within 120 days after the Closing Date, FRP and MOXY shall attempt to agree upon a final accounting of the actual adjustments. If FRP and MOXY cannot reach mutual agreement on the adjustments, then the matter shall be resolved by submittal to Price Waterhouse LLP, whose decision shall be binding upon the parties. The costs incurred in retaining Price Waterhouse LLP to resolve any difference in the final accounting or the adjustments shall be borne equally by each of the parties. The adjustments agreed upon by MOXY and FRP or resolved by Price Waterhouse LLP shall be netted and a final settlement shall be paid in cash as directed in writing by the receiving party.

          (d) If, for whatever reason, the Closing does not occur and this Agreement is terminated in accordance with its terms, then the MOXY/MCN Program shall continue in accordance with the terms set forth in the MOXY/MCN Program Agreement, as amended by the MOXY/MCN Program Amendment.

                                   ARTICLE II
                           THE TRANSACTION DOCUMENTS

      2.1 MOXY/FRP Exploration Program. Subject to the terms and conditions of this Agreement, FRP and MOXY agree to execute and deliver the Participation Agreement at the Closing.

      2.2 Rights Offering. Subject to the terms and conditions of this Agreement, MOXY agrees to proceed with the Rights Offering in order to fund the purchase of the MCN Properties and to enable it to participate in the MOXY/FRP Exploration Program.

      2.3 Standby Purchase Agreement. MOXY and FRP agree to execute the Standby Purchase Agreement simultaneously herewith in order to assure that MOXY has the funds necessary to participate in the MOXY/FRP Exploration Program and to purchase the MCN Properties in accordance with the terms of this Agreement. The obligations of MOXY and FRP under the Standby Purchase Agreement are subject to the terms and conditions therein, including approval by the MOXY Stockholders at the MOXY Stockholders' Meeting.

      2.4 Stockholder Agreement. Subject to the terms and conditions of this Agreement, FRP and MOXY agree to execute and deliver the Stockholder Agreement at the Closing.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     Each party hereby represents and warrants to the other party as to itself that:

      3.1 Existence and Power. Such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Such party is duly qualified to do business as a foreign corporation or partnership, as the case may be, and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, result in a Material Adverse Effect.

      3.2 Authorization. The execution, delivery and performance by such party of this Agreement, the Transaction Documents to which it is a party and all other documents, instruments and certificates executed and delivered by such party in connection herewith or therewith, and the consummation by such party of the transactions contemplated hereby and thereby are within such party's powers and, except for the approval by the MOXY Stockholders contemplated herein, have been duly authorized by all necessary action on the part of such party. MOXY represents and warrants to FRP that its board of directors has taken all actions necessary to ensure that none of (a) the provisions of Section 203 of the Delaware General Corporation Law or any state takeover statute or similar statute or regulation or (b) the provisions of Article Ninth of the Amended and Restated Certificate of Incorporation or any other corporate documents or agreements of MOXY in any way restricts or prohibits the consummation of the transactions contemplated by this Agreement, including but not limited to FRP's acquisition and ownership of Common Stock pursuant to the Standby Commitment or the FRP Purchase Option, and to render all such provisions inapplicable to such acquisition and ownership. MOXY has amended its shareholder rights plan to exempt FRP and its affiliates and associates from the shareholder rights plan. MOXY represents and warrants to FRP that the affirmative vote of MOXY Stockholders holding a majority of the outstanding shares of Common Stock present or represented by proxy at the MOXY Stockholders' Meeting is the only vote of the holders of any class or series of capital stock of MOXY necessary to approve any of the transactions contemplated hereby and by the Transaction Documents. FRP represents and warrants to MOXY that no vote of the unit holders of FRP is required to approve the transactions contemplated hereby and by the Transaction Documents. This Agreement and each of the Transaction Documents have been, or when executed and delivered in accordance with the terms hereof and their respective terms will be, duly and validly executed and delivered by such party and each constitutes, or when executed and delivered will constitute, a valid and binding agreement of such party, enforceable in accordance with its terms, except as (a) enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

      3.3 Governmental Authorization. The execution, delivery and performance by such party of this Agreement, the Transaction Documents to which it is a party and all other documents, instruments and certificates to be executed and delivered by such party in connection herewith or therewith, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the Securities Act (and any applicable state securities law) and the Exchange Act.

      3.4 Non-Contravention. The execution, delivery and performance by such party of this Agreement, the Transaction Documents to which it is a party and all other documents, instruments and certificates executed or to be executed and delivered by such party in connection herewith or therewith, do not and will not: (i) contravene or conflict with the partnership agreement or certificate of incorporation or bylaws of such party, as the case may be; (ii) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to such party;
(iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of such a party, or cause or require the creation of any encumbrance on any asset under any provision of any credit agreement, note, bond, mortgage, indenture, lease, license, franchise, permit, agreement, contract or other instrument or obligation binding upon such party or its subsidiaries, or any Person controlling such party or by which any of such party's, subsidiary's or controlling Person's assets is or may be bound; (iv) result in the creation or imposition of any lien on an asset; or (v) contravene or conflict with any collective bargaining agreement binding upon such party.

      3.5 Required Consents. No consent is required under any agreement, contract or other instrument binding upon such party or its subsidiaries as a result of the execution, delivery and performance of this Agreement, any Transaction Document or any other document, instrument or certificate to be executed or delivered by such party in connection herewith or therewith or the consummation of the transactions contemplated hereby or thereby, including without limitation any agreement, contract or instrument requiring the consent of lenders to such party or its subsidiaries or any Person controlling such party, except for the approval of the MOXY Stockholders in the case of MOXY and such other consents which will be obtained on or prior to the Closing Date or which would not, individually or in the aggregate, result in a Material Adverse Effect if not received by the Closing Date.

      3.6 SEC Documents. Such party has made available to the other true and complete copies of each report, schedule, registration statement and definitive proxy statement filed with the SEC since January 1, 1995 and prior to the date of this Agreement, which are all the documents (other than preliminary material) that it has been required to file with the SEC since January 1, 1995. As of their respective dates, such documents filed by such party complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they made, not misleading. The financial statements of such party contained in each such document complied as to form in all material respects with the published rules of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in notes thereto), or in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC and fairly present in accordance with applicable requirements of generally accepted accounting principles (subject, in the case of unaudited statements, to normal, recurring adjustments) the financial position of the party as of their respective dates and the results of operations and cash flows of the party for the periods presented therein. MOXY represents and warrants that the Proxy Statement and the Registration Statement will comply as to form in all material respects with the relevant provisions of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.7 Information Supplied. None of the information supplied or to be supplied by such party for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and none of the information supplied or to be supplied by such party and included or incorporated by reference in the Proxy Statement will, at the date mailed to the MOXY Stockholders or at the time of the MOXY Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Closing Date any event with respect to which either party, or with respect to any information supplied for inclusion in the Proxy Statement or Registration Statement, shall occur that is required to be described in an amendment of, or supplement to, the Proxy Statement or Registration Statement, such event shall be so described and such amendment or supplement shall be promptly filed with the SEC.

      3.8 MCN Purchase Agreement. In order to induce FRP to enter into and perform its obligations under this Agreement and the MCN Purchase Agreement, MOXY hereby makes the following additional representations and warranties to FRP. MOXY represents and warrants to FRP that: (a) there are no violations of any applicable laws, rules, regulations or orders of any governmental agency having jurisdiction over the leases and other properties subject to the MOXY/MCN Program that affect in any material respect the value, use or operation of the MCN Properties; (b) there are no demands, suits, actions or other proceedings pending, or to the best of MOXY's knowledge, threatened before any court or governmental agency against MOXY (or otherwise directly pertaining to the leases or other properties subject to the MOXY/MCN Program) that might result in a material impairment or loss of title to the MCN Properties or the value thereof or that might materially hinder or impede the operation of the MCN Properties and, to the best of MOXY's knowledge, there is no such proceeding threatened against MCN; (c) MOXY has not alienated any of its interests in the leases and other properties that are subject to the MOXY/MCN Program since the Effective Time except as may be required under the MOXY/MCN Program Agreement; (d) as of the Effective Time, MCN had committed or been committed to $36.5 million (consisting of $20.7 million for development costs under Section 4.4 of the MOXY/MCN Program and $15.8 million for exploration expenditures under Section
4.5 of the MOXY/MCN Program) of expenditures under the MOXY/MCN Program, of which $35.2 million had been joint interest billed to MCN through June 30, 1997;
(e) after the Effective Time, MCN has committed or been committed to an additional $4.6 million for exploration expenditures under Section 4.4 of the MOXY/MCN Program (Eugene Island 19, Grand Isle 65 and Vermilion 159 #2 wells);
(f) except for the Vermilion Block 409 A-4 well workover, to the best of MOXY's knowledge, as of the date hereof there are no outstanding authorizations for expenditures relating to Vermilion Blocks 389, 409 and 410 or East Cameron Block 362 relating to the drilling, deepening, sidetracking or recompletion of any well; (g) MOXY has not created any overriding royalty interests or other burdens on the MCN Properties other than those permitted under the MOXY/MCN Program Agreement; (h) all royalty and other payments due with respect to the leases and other properties subject to the MOXY/MCN Program have been timely and properly paid in full; (i) MOXY has not delivered (and will not deliver) the "Extension Notice" described in Section 4.8 of the MOXY/MCN Program Agreement;
(j) there have been no advance, take or pay, or other payments made to MCN by MOXY that would obligate MCN to deliver any gas produced from or attributable to the MCN Properties after the Effective Time without receiving full payment therefor at some time subsequent to the Effective Time; (k) the MCN Program Assets are not subject to any preferential right to purchase, except those contained in the Participation Agreement; (l) as of the Effective Time, there were no gas or oil imbalances that would affect FRP's right to receive its net revenue interest share of production from the MCN Program Assets on and after the Effective Time; (m) the aggregate fair market value of MOXY's assets (excluding the reserves of oil and natural gas, rights to reserves of oil or natural gas and associated exploration or production assets (as defined in (S)802.3(c) promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) does not exceed $15.0 million; and (n) MOXY has not received a notice relating to any default, inquiry into any possible default, or action to alter, terminate, rescind or procure a judicial reformation of any agreement that forms a part of the MCN Properties or any provision of any such agreement or relating to, in the case of any production sales contract, any intent to exercise any "market-out," "FERC-out," price renegotiation or other option available to the purchaser thereunder, to alter pricing, delivery or other material provision thereof, or to contest or dishonor any "take-or-pay" or other material provision thereof.

                                   ARTICLE IV
                             ADDITIONAL AGREEMENTS

      4.1 Preparation of the Proxy Statement and Registration Statement. As promptly as practicable after the date hereof, MOXY shall file with the SEC the Proxy Statement and Registration Statement. MOXY shall use its best efforts to have the Registration Statement declared effective as promptly as practicable after such filing. MOXY shall use its best efforts to cause the Proxy Statement to be mailed to the MOXY Stockholders at the earliest practicable date. If the Rights Offering and the Standby Purchase Agreement are approved by the MOXY Stockholders at the MOXY Stockholders' Meeting, then MOXY shall commence the Rights Offering as soon as practicable thereafter. MOXY shall use its best efforts to obtain or complete all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of the Rights and Common Stock pursuant to the Rights Offering.

      4.2 MOXY Stockholders' Meeting. MOXY shall (a) call the MOXY Stockholders' Meeting to be held as promptly as practicable after the date hereof for the purposes of voting upon the Rights Offering and the Standby Purchase Agreement, (b) through its board of directors recommend to the MOXY Stockholders approval of such matters, (c) use its best efforts to obtain approval and adoption of the Rights Offering and the Standby Purchase Agreement by the MOXY Stockholders and (iv) use all reasonable efforts to hold the MOXY Stockholders' Meeting as soon as practicable after the date on which the Proxy Statement is mailed to the MOXY Stockholders in accordance with the Exchange Act; provided, however, that nothing herein obligates MOXY to take or fail to take any action, or make or fail to make any recommendation, that would cause its board of directors to act inconsistently with their fiduciary duties as determined by the board of directors of MOXY in good faith and upon the advice of counsel.

      4.3 Access to Information. Upon reasonable notice, MOXY and FRP shall each afford to the officers, employees, agents and other representatives of the other, access during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, statements and records, and during such period each shall furnish promptly to the other copies of all reports, schedules, registration statements and other documents filed or received by it during the period pursuant to the Securities Act or Exchange Act and all other information relevant to this Agreement and the transactions contemplated hereby concerning its business, properties and personnel as such other party may reasonably request, including all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders and agreements pertaining to the MCN Properties insofar as the same may now be in existence and in the possession of MOXY. Each of MOXY and FRP agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 4.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and the Transaction Documents. The Confidentiality Agreement dated March 27, 1997 between MOXY and FRP (the "Confidentiality Agreement") shall remain in force and apply to the information furnished thereunder or hereunder and any other activities contemplated thereby.

      4.4 Regulatory and Other Approvals.

          (a) Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or non-opposition by, any governmental entity required to be obtained or made by either party in connection with this Agreement or the other Transaction Documents or the taking of any action required thereby or by this Agreement.

          (b) Prior to the effective date of the Registration Statement, MOXY shall have taken all action necessary to permit it to issue the Rights and the shares of Common Stock required to be issued pursuant to the Rights Offering and to have the Rights and such shares approved for listing on the Nasdaq National Market.

      4.5 Certain Actions. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, MOXY and its Board of Directors shall use their best efforts to (a) take all reasonable actions necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby, and (b) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the transactions contemplated by this Agreement and the Transaction Documents may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize, to the reasonable satisfaction of FRP, the effect of such statute or regulation on the transactions contemplated hereby.

      4.6 Fairness Opinion Not Withdrawn. It shall be a condition of MOXY's obligation to mail the Proxy Statement and to hold the MOXY Stockholders' Meeting that the fairness opinion of Donaldson, Lufkin & Jenrette Securities Corporation dated the date hereof shall not have been withdrawn.

                                   ARTICLE V
                          CLOSING CONDITIONS PRECEDENT

      5.1 Closing Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement and the Transaction Documents shall, in addition to the conditions stated therein, be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by MOXY and FRP:

          (a) The transactions contemplated by the MCN Purchase Agreement shall have been consummated.

          (b) The Rights Offering and the Standby Purchase Agreement shall have been approved and adopted by a majority of the total votes cast at the MOXY Stockholders' Meeting.

          (c) The Registration Statement shall have become effective under the Securities Act and shall not be subject to any stop order or proceeding seeking a stop order.

          (d) The Common Stock issuable pursuant to the Rights Offering shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

          (e) All filings required to be made on or prior to the Closing Date with, and all consents, approvals and authorizations required to be obtained on or prior to the Closing Date from, any governmental entity in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby shall have been made or obtained (as the case may be).

          (f) There shall be no action, suit, investigation or proceeding pending or threatened against or affecting either MOXY or FRP in any court or before any arbitrator or governmental institution that in any manner affects or draws into question the transactions contemplated hereby.

          (g) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, no order of any governmental entity having jurisdiction over either party and no other legal restraint or prohibition shall be in effect or threatened against either party preventing or making illegal the consummation of the transactions contemplated by this Agreement and the Transaction Documents; provided, however, that prior to any party invoking this condition, such party shall have fully complied with its obligations under Section 4.4.

      5.2 Conditions to Obligations of FRP. The obligation of FRP to consummate the transactions contemplated by this Agreement and the Transaction Documents shall, in addition to the conditions set forth in the Standby Purchase Agreement, be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by FRP.

          (a) Each of the representations and warranties of MOXY set forth in this Agreement and each Transaction Document shall be true and correct in all material respects as of the date of this Agreement and (except to the extent that such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and FRP shall have received a certificate to such effect signed on behalf of MOXY by an executive officer.

          (b) MOXY shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FRP shall have received a certificate to such effect signed on behalf of MOXY by an executive officer.

          (c) The Rights Offering shall have been consummated in accordance with its terms.

          (d) MOXY shall have performed in all material respects all obligations required to be performed by it under the Standby Purchase Agreement.

      5.3 Conditions to Obligations of MOXY. The obligation of MOXY to consummate the transactions contemplated by this Agreement and the Transaction Documents shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by MOXY.

          (a) Each of the representations and warranties of FRP set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent that such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and MOXY shall have received a certificate to such effect signed on behalf of FRP by an executive officer.

          (b) FRP shall have performed in all material respect all obligations required to be performed under this Agreement at or prior to the Closing Date, and MOXY shall have received a certificate to such effect signed on behalf of FRP by an executive officer.

          (c) The Rights Offering shall have been consummated in accordance with its terms.

          (d) FRP shall have performed in all material respects all obligations required to be performed by it under the Standby Purchase Agreement.

                                   ARTICLE VI
                           TERMINATION AND AMENDMENT

      6.1 Termination. This Agreement may be terminated and the Transactions Documents may be abandoned at any time prior to the Closing Date, whether before or after approval of the Rights Offering and Standby Purchase Agreement by the MOXY Stockholders:

          (a) by mutual written consent of MOXY and FRP, or by mutual action of MOXY's Board of Directors and the Board of Directors of FRP's Administrative Managing General Partner;

          (b) by either MOXY or FRP if the transactions contemplated by the MCN Purchase Agreement are not consummated by September 30, 1997;

          (c) by either MOXY or FRP if (i) any governmental entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or any Transaction Document and such injunction or other action shall have become final and nonappealable; or (ii) the MOXY Stockholders shall not have approved the Rights Offering and the Standby Purchase Agreement by the required vote at the MOXY Stockholders' Meeting or any adjournment thereof;

          (d) by FRP if for any reason MOXY fails to call and hold the MOXY Stockholders' Meeting on or before October 31, 1997;

          (e) by either MOXY or FRP if the Closing shall not have been consummated by December 31, 1997; provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

          (f) by FRP if the Board of Directors of MOXY shall have withdrawn, or modified in any manner that is adverse to FRP, its recommendation of approval of the Rights Offering and the Standby Purchase Agreement.

      6.2 Effect of Termination. In the event of termination of this Agreement by any party hereto as provided in Section 6.1, this Agreement (other than Section 1.2(e)) shall forthwith become null and void, and there shall be no liability or obligation on the part of MOXY or FRP except to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties or any of its covenants or agreements contained in this Agreement. The obligations of MOXY set forth in Section 1.2(e) shall survive any termination of this Agreement and remain in full force and effect.

      6.3 Extension; Waiver. At any time on or prior to the Closing Date, the parties hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VII
                                  DEFINITIONS

     In addition to the other defined terms used in this Agreement, the following terms have the respective meanings set forth below:

     "Closing" means the closing of MOXY's purchase of the MCN Properties.

     "Closing Date" means the date on which the Closing occurs, which shall also be the date on which the transactions contemplated by the Standby Purchase Agreement are consummated.

     "Common Stock" means the common stock, $.01 par value per share, of MOXY

     "Effective Time" means 7:01 a.m., Central time, on April 1, 1997.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Loan" means the principal amount and accrued but unpaid interest outstanding at any given time under the line of credit made available to MOXY under Section 4.3 of the MOXY/MCN Program Agreement.

     "Material Adverse Effect" means with respect to any party, a material adverse effect on the business, assets, condition (financial or otherwise), or results of operations of such party and its subsidiaries, if any, taken as a whole.

     "MCN" means, collectively, MCNIC Oil & Gas Properties, Inc. a Michigan corporation, and MCN Investment Corporation, a Michigan corporation.

     "MCN Producing Properties" means the interest acquired by FRP pursuant to the MCN Purchase Agreement in and to the leases covering and other property located on or related to (a) Vermilion Blocks 143, 144, 159 and 160 (other than the farm-in of a portion of Vermilion Block 159 pursuant to that certain letter agreement dated November 11, 1996) and (b) Vermilion Blocks 389, 409 and 410 and a portion of East Cameron Block 362.

     "MCN Program Assets" has the meaning ascribed to it in the MCN Purchase Agreement.

     "MCN Purchase Agreement" means that certain Purchase and Sale Agreement dated July 10, 1997 by and between FRP and MCN.

     "MOXY/FRP Exploration Program" means the exploration program provided for in the Participation Agreement.

     "MOXY/MCN Program" means the exploration program provided for in the MOXY/MCN Program Agreement.

     "MOXY/MCN Program Agreement" means the MOXY Participation & Exploration Program Agreement dated as of July 1, 1995, as amended, by and between MOXY and MCN and all other agreements entered into in connection with the exploration and development activity conducted thereunder.

     "MOXY/MCN Program Amendment" means the amendment to the MOXY/MCN Program Agreement substantially in the form attached hereto as Exhibit "B."

     "MOXY Stockholders" means the holders of the Common Stock entitled to notice of and to vote at the MOXY Stockholders' Meeting.

     "MOXY Stockholders' Meeting"means the special meeting of stockholders of MOXY to be called in accordance with the terms of this Agreement to consider and vote upon the Rights Offering and the Standby Purchase Agreement.

     "Participation Agreement" means the Participation Agreement, including all exhibits thereto, substantially in the form attached hereto as Exhibit "A."

     "Person" means any person, firm, corporation, partnership, limited liability company, trust or other association or organization of any kind.

     "Proxy Statement" means the definitive proxy statement and related solicitation material, including any amendments thereto, to be mailed to the MOXY Stockholders in advance of the MOXY Stockholders' Meeting.

     "Registration Statement" means the registration statement on Form S-3, including any amendments thereto, to be filed by MOXY with the SEC relating to the Rights Offering.

     "Rights" means the rights to purchase additional shares of Common Stock as described in the Registration Statement.

     "Rights Offering" means the distribution to the holders of Common Stock of the Rights as described in the Registration Statement.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Standby Commitment" means the commitment by FRP under the Standby Purchase Agreement to purchase a number of shares of Common Stock equal to the number that are offered but not subscribed for in the Rights Offering.

     "Standby Purchase Agreement" means the Standby Purchase Agreement in substantially the form attached hereto as Exhibit "C."

     "Stockholder Agreement" means the Stockholder Agreement in substantially the form attached hereto as Exhibit "D."

     "Transaction Documents" means the MOXY/MCN Program Amendment, the Participation Agreement, the Standby Purchase Agreement and the Stockholder Agreement.

                                  ARTICLE VII
                               GENERAL PROVISIONS

      8.1 Payment of Expenses. Each party hereto shall pay its own expenses incident to preparing, entering into and carrying out this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby except as set forth therein.

      8.2 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered hereunder.

      8.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or, if mailed, three business days after the date of mailing to the following address or to such other address or addresses as such person may subsequently designate by notice given hereunder.

          If to MOXY to:

          McMoRan Oil & Gas Co.
          1615 Poydras Street
          New Orleans, Louisiana  70112
          Attention:     Richard C. Adkerson, Co-Chairman of the Board and
                         Chief Executive Officer

          If to FRP:

          Freeport-McMoRan Resource Partners, Limited Partnership
          1615 Poydras Street
          New Orleans, Louisiana  70112
          Attention:     Rene L. Latiolais, President and Chief Executive
                         Officer

      8.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular.

      8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder or thereunder.

      8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

      8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party except that FRP may transfer its rights, interests or obligations hereunder to one or more of its subsidiaries or to Freeport-McMoRan Inc. if the transferee or assignee shall expressly assume the rights so transferred or assigned and MOXY shall be provided with an original of such instrument of assumption; provided that such assignment shall not release FRP from its obligations hereunder without MOXY's prior written consent.

     IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

                              McMoRan OIL & GAS CO.



                              By:       /s/ Richard C. Adkerson
                                   ________________________________
                                            Richard C. Adkerson
                                           Co-Chairman of the Board and
                                         Chief Executive Officer


                              FREEPORT-McMoRan RESOURCE PARTNERS,
                              LIMITED PARTNERSHIP

                              By: Freeport McMoRan Inc., as Administrative Managing General Partner



                              By:          /s/ Rene L. Latiolais
                                    ________________________________
                                               Rene L. Latiolais
                                      President and Chief Executive Officer

     ALL EXHIBITS TO THIS AGREEMENT ARE FILED AS EXHIBITS TO THIS FORM 8-K